Exhibit 99.1

NEWS RELEASE

Contacts:

Main Street Capital Corporation

Todd A. Reppert, President and CFO

treppert@mainstcapital.com

713-350-6000

Dennard Rupp Gray & Easterly, LLC

Ken Dennard  |  ksdennard@drg-e.com

Ben Burnham |  bburnham@drg-e.com

713-529-6600

MAIN STREET CAPITAL ANNOUNCES MONTHLY DIVIDENDS FOR JULY, AUGUST AND SEPTEMBER 2010 OF $0.125 PER SHARE

HOUSTON, TEXAS, June 3, 2010 — Main Street Capital Corporation (NASDAQ-GS: MAIN) (“Main Street”) announced today that its Board of Directors declared monthly dividends of $0.125 per share for each of July, August and September 2010.  These monthly dividends, which will be payable pursuant to the table below, equate to a total of $0.375 per share for the third quarter of 2010.  The dividends per share for the third quarter of 2010 also equate to an approximate annualized yield of 10.3% based on Main Street’s current share price. Including the dividends declared for the third quarter of 2010, Main Street will have paid $4.38 per share in cumulative dividends since its October 2007 initial public offering.

Summary of Third Quarter 2010 Monthly Dividends

Declared	Ex-Dividend Date	Record Date	Payment Date	Amount Per Share

6/3/10	6/17/10	6/21/10	7/15/10	$0.125

6/3/10	7/19/10	7/21/10	8/16/10	$0.125

6/3/10	8/18/10	8/20/10	9/15/10	$0.125

			Total for Third Quarter 2010:	$0.375

When declaring dividends, the Main Street Board of Directors reviews estimates of taxable income available for distribution, which differs from consolidated book income due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, (iii) activity at our taxable subsidiaries, and (iv) the amount of undistributed taxable income (or “spillover income”) carried over from the prior year for distribution in the current year. The final determination of 2010 taxable income as well as the tax attributes for 2010 dividends will be made after the close of the 2010 tax year.  The final tax attributes for 2010 dividends will generally include both ordinary taxable income and capital gains but may also include qualified dividends and return of capital.

Main Street maintains a dividend reinvestment plan (“DRIP”) that provides for the reinvestment of dividends on behalf of its stockholders, unless a stockholder has elected to receive dividends in cash. As a result, if Main Street declares a dividend, our stockholders who have not “opted out” of the DRIP by the dividend record date will have their dividend automatically reinvested into additional shares of our common stock.  Main Street has the option to satisfy the share requirements of the DRIP through the issuance of new shares of common stock or through open market purchases of common stock by the DRIP plan administrator.  Newly-issued shares will be valued based upon the final closing price of Main Street’s common stock on a specified valuation date for each dividend as determined by Main Street’s Board of Directors.  Shares purchased in the open market to satisfy the DRIP requirements will be valued based upon the average price of the applicable shares purchased by the DRIP plan administrator, before any associated brokerage or other costs.

ABOUT MAIN STREET CAPITAL CORPORATION

Main Street (www.mainstcapital.com) is a principal investment firm that primarily provides long-term debt and equity capital to lower middle market companies.  Main Street’s investments are made to support management buyouts, recapitalizations, growth financings and acquisitions of companies that operate in diverse industry sectors and generally have annual revenues ranging from $10 million to $100 million. Main Street seeks to partner with entrepreneurs, business owners and management teams and generally provides “one-stop” financing alternatives to its portfolio companies.

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements, including but not limited to the annualized dividend yield represented by third quarter 2010 dividends. Any such statements other than statements of historical fact are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under Main Street’s control, and that Main Street may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual performance and results could vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and Main Street undertakes no obligation to update any such statement now or in the future.

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